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                                                                     EXHIBIT 4.3

                               FWB Bancorporation
                        1994 Incentive Stock Option Plan

                         AMENDED AND RESTATED TO BE THE

                            CENTURY BANCSHARES, INC.
                        1994 INCENTIVE STOCK OPTION PLAN


                                   WITNESSETH:

         WHEREAS, the Board of Directors of FWB Bancorporation previously adopted the FWB Bancorporation 1994 Incentive Stock Option Plan to be effective on April 8, 1994; and

         WHEREAS, on May 6, 1997, FWB Bancorporation changed its name to GrandBanc, Inc. ("GrandBanc"); and

         WHEREAS, dated as of October 11, 2000, GrandBanc, Century Bancshares, Inc. ("Century") and CBI Holdings Corporation, a wholly-owned subsidiary of Century ("CBI"), entered into that certain Agreement and Plan of Merger ("Merger Agreement"), wherein it was agreed that in the year 2001, GrandBanc will merge into CBI and CBI will be the surviving entity ("Merger"); and

         WHEREAS, in accordance with the Merger Agreement, the employee benefit plans of GrandBanc and Century are to survive the Merger and the outstanding options granted under the FWB Bancorporation 1994 Incentive Stock Option Plan are to be converted into options to purchase shares of Century common stock, with the adjustments provided for in the Merger Agreement; and

         WHEREAS, the FWB Bancorporation 1994 Incentive Stock Option Plan is to be amended and restated as set forth below to continue such plan through the Merger; and

         WHEREAS, the FWB Bancorporation 1994 Incentive Stock Option Plan is to be renamed the Century Bancshares, Inc. 1994 Incentive Stock Option Plan.

I.       PURPOSE OF THE PLAN.

         The purpose of the Century Bancshares, Inc. (the "Corporation") 1994 Incentive Stock Option Plan (the "Plan") is to advance the interests of the Corporation and its stockholders by providing those key employees of the Corporation and its Affiliates, including Century National Bank ("Bank"), upon whose judgment, initiative and efforts the successful conduct of the business of the Corporation and its Affiliates largely depends, with additional incentive to perform in a superior manner. A purpose of the Plan is also to attract people of experience and ability to the service of the Corporation and its Affiliates.


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II.      DEFINITIONS.

         (a) "Affiliate" means (i) a member of a controlled group of corporations of which the Corporation is a member or (ii) an unincorporated trade or business which is under common control with the Corporation as determined in accordance with Section 414(c) of the Internal Revenue Code of 1986, as amended, (the "Code") and the regulations issued thereunder. For purposes hereof, a "controlled group of corporations" shall mean a controlled group of corporations as defined in Section 1563(a) of the Code determined without regard to Section 1563(a)(4) and (e)(3)(C).

         (b) "Award" means a grant of Non-statutory Stock Options, Incentive Stock Options, and/or Limited Rights under the provisions of this Plan.

         (c) "Board of Directors" or "Board" means the board of directors of the Corporation.

         (d) "Change in Control" means the occurrence of any of the following events: (i) a change in the Corporation's status requiring prior notice to the Board of Governors of the Federal Reserve System and/or the Office of the Comptroller of the Currency pursuant to the Change in Bank Control Act of 1978 and regulations, 12 C.F.R. Section 5.50 and 225.41, promulgated thereunder; or
(ii) the acquisition by any person or group of persons (as such terms are defined and used in Sections 3(a)(9) and 14(d)(2), respectively, of the 1934
Act) of beneficial ownership (as defined in Rule 13d-3 issued under the 1934
Act), directly or indirectly, of securities representing more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Corporation or Bank entitled to vote generally in the election of directors ("Voting Securities"); or (iii) individuals who constitute the Board of the Corporation on the date of this Plan ("Incumbent Board") cease for any reason to constitute at least a majority of that Board, provided that any person becoming a director subsequent to the date of this Plan whose election or whose nomination for election by the Corporation's stockholders was approved by a majority vote of the directors comprising the Incumbent Board shall be, for purposes of this Plan, considered as though he or she were a member of the Incumbent Board; or (iv) a recapitalization, reorganization, merger, or consolidation with respect to which those persons (as defined above) who were beneficial owners of the Voting Securities of the Corporation or the Bank immediately prior to such recapitalization, reorganization, merger, or consolidation do not, following such recapitalization, reorganization, merger, or consolidation, beneficially own, directly or indirectly, shares representing more than fifty percent (50%) of the combined voting power of the Voting Securities of the Corporation resulting from such recapitalization, reorganization, merger, or consolidation; or (v) a sale of all or substantially all the assets of the Bank or the Corporation.

         (e) "Committee" means the Stock Option Committee of the Board, or another committee of the Board designated by the Board after the date of adoption of the Plan, which in either case shall be constituted solely of (i) "non-employee directors" within the meaning of Rule 16b-3 and applicable interpretive authority thereunder, and (ii) "outside directors" within the meaning of Section 162(m) of the Code and applicable interpretive authority thereunder.



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         (f) "Common Stock" means the Common Stock of the Corporation, par value
$1.00 per share.

         (g) "Date of Grant" means the date an Award granted by the Committee is effective pursuant to the terms hereof.

         (h) "Disability" means the permanent and total inability by reason of mental or physical infirmity, or both, of an employee to perform the work customarily assigned to him. Additionally, a medical doctor selected or approved by the Board of Directors must advise the Committee that it is either not possible to determine when such Disability will terminate or that it appears probable that such Disability will be permanent during the remainder of said participant's lifetime.

         (i) "Fair Market Value" means, when used in connection with Common Stock on a certain date: (i) if the Common Stock is traded over the counter and not on an established stock exchange, the average of the "bid" and "ask" prices of the Common Stock in the over-the-counter market on the effective date of the grant, but, if the Corporation's stock is not trading on such date, then on the next preceding day on which the Common Stock was traded; notwithstanding the preceding, if no trade has occurred in the Common Stock during the preceding three months, or, if the value of the Common Stock cannot be determined by averaging the "bid" and "ask" prices, then Fair Market Value will be determined by requesting those individuals making a market in the Common Stock, based on an actual bid or asked price, to determine an appropriate estimated spread, and taking the average.

         (j) "Incentive Stock Option" means an Option granted by the Committee to a Participant, which Option is designated as an Incentive Stock Option pursuant to Section VIII.

         (k) "Limited Right" means the right to receive an amount of cash based upon the terms set forth in Section IX.

         (l) "Non-statutory Stock Option" means an Option granted by the Committee to a Participant and which is not designated by the Committee as an Incentive Stock Option.

         (m) "Normal Retirement" means retirement at the normal or early retirement date as set forth in any tax-qualified retirement/pension plan of the Corporation.

         (n) "Option" means an Award granted under Section VII or Section VIII.

         (o) "Participant" means an employee of the Corporation or its Affiliates chosen by the Committee to participate in the Plan.

         (p) "Plan Year(s)" means a calendar year or years commencing on or after January 1, 1994.

         (q) "Termination for Cause" means the termination upon an intentional failure to perform stated duties, breach of a fiduciary duty involving personal dishonesty, which results in material loss to the Corporation or one of its Affiliates or willful violation of any law, rule or



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regulation (other than traffic violations or similar offenses) or final cease-and-desist order which results in material loss to the Corporation or one of its Affiliates.

III.     ADMINISTRATION.

         The Plan shall be administered by the Committee. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it sees necessary for the proper administration of the Plan and to make whatever determinations and interpretations in connection with the Plan it sets as necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all Participants in the Plan and on their legal representatives and beneficiaries.

IV.      TYPES OF AWARDS.

         Awards under the Plan may be granted in any one or a combination of:

         (a)      Non-statutory Stock Options;

         (b)      Incentive Stock Options; and

         (c)      Limited Rights

as defined below in Section VII through IX of the Plan.

V.       STOCK SUBJECT TO THE PLAN.

         Subject to adjustment as provided in Section XIV, the maximum number of shares reserved for purchase pursuant to the exercise of Options granted under the Plan shall not exceed 66,360 shares of Common Stock, subject to adjustments pursuant to this Section V. These shares of Common Stock may be either authorized but unissued shares or shares previously issued and reacquired by the Corporation as treasury stock. To the extent that Options or Limited Rights are granted under the Plan, the shares underlying such Options will be unavailable for future grants under the Plan except that, to the extent that Options together with any related Limited Rights granted under the Plan terminate, expire or are cancelled without having been exercised (in the case of Limited Rights, exercised for cash) new Awards may be made with respect to these shares.

VI.      ELIGIBILITY.

         Officers and other employees of the Corporation or its Affiliates shall be eligible to receive Non-statutory Stock Options, Incentive Stock Options and/or Limited Rights under the Plan. Directors who are not employees or officers of the Corporation or its Affiliates shall not be eligible to receive Awards under the Plan.


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VII.     GRANT OF NON-STATUTORY STOCK OPTIONS.

         The Committee may, from time to time, grant Non-statutory Stock Options to eligible employees and, upon such terms and conditions as the Committee may determine, grant Non-statutory Stock Options in exchange for and upon surrender of previously granted Awards under this Plan. Non-statutory Stock Options granted under this Plan are subject to the following terms and conditions:

         (a) Price. The purchase price per share of Common Stock deliverable upon the exercise of each Non-statutory Stock Option shall be determined by the Committee on the date the Option is granted. In general, such purchase price shall not be less than 100% of the Fair Market Value of the Common Stock on the Date of Grant. Shares may be purchased only upon full payment of the purchase price. Payment of the purchase price may be made, in whole or in part, through the surrender of shares of the Common Stock at the Fair Market Value of such shares on the date of surrender determined in the manner described in Section II(i).

         (b) Terms of Options. The term during which each Non-statutory Stock Option may be exercised shall be determined by the Committee, but in no event shall a Non-statutory Stock Option be exercisable in whole or in part more than ten (10) years from the Date of Grant. The Committee may determine the date on which each Non-statutory Stock Option shall become exercisable and may provide that a Non-statutory Stock Option shall become exercisable in installments. The shares comprising each installment may be purchased in whole or in part at any time after such installment becomes purchasable. The Committee may, in its sole discretion, accelerate the time at which any Non-statutory Stock Option may be exercised in whole or in part. Notwithstanding the above, in the event of a Change in Control, all Non-statutory Stock Options shall become immediately exercisable.

         (c) Termination of Employment. Unless otherwise determined by the Committee at the time a Non-statutory Stock Option is granted, upon the termination of a Participant's service for any reason other than Disability, Normal Retirement, Change in Control, death or Termination for Cause, the Participant's Non-statutory Stock Options shall be exercisable only as to those shares which were immediately purchasable by the Participant at the date of termination and only for a period of three (3) months following termination. Notwithstanding any provision set forth herein nor contained in any Agreement relating to the award of a Non-statutory Stock Option, in the event of Termination for Cause, all rights under the Participant's Non-statutory Stock Options shall expire upon termination. Unless otherwise determined by the Committee at the time a Non-statutory Stock Option is granted, in the event of the death, Disability or Normal Retirement of any Participant, all Non-statutory Stock Options held by the Participant, whether or not exercisable at such time, shall be exercisable by the Participant or his legal representatives or beneficiaries of the Participant for one (1) year or such longer period as determined by the Committee following the date of the Participant's death, Normal Retirement or cessation of employment due to Disability, provided that in no event shall the period extend beyond the expiration of the Non-statutory Stock Option term.


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VIII.    GRANT OF INCENTIVE STOCK OPTIONS.

         The Committee may, from time to time, grant Incentive Stock Options to eligible employees. Incentive Stock Options granted pursuant to the Plan shall be subject to the following terms and conditions:

         (a) Price. The purchase price per share of Common Stock deliverable upon the exercise of each Incentive Stock Option shall be not less than 100% of the Fair Market Value of Common Stock on the Date of Grant. However, if a Participant owns stock possessing more than 10% of the total combined voting power of all classes of Common Stock of the Corporation, the purchase price per share of Common Stock deliverable upon the exercise of each Incentive Stock Option shall not be less than 110% of the Fair Market Value of the Common Stock on the Date of Grant. Shares may be purchased only upon payment of the full purchase price. Payment of the purchase price may be made, in whole or in part, through the surrender of shares of the Common Stock at the Fair Market Value of such shares on the date of surrender determined in the manner described in
Section II(i).

         (b) Amounts of Options. Incentive Stock Options may be granted to any eligible employee in such amounts as determined by the Committee. In the case of an Option intended to qualify as an Incentive Stock Option, the aggregate Fair Market Value (determined as of the time the option is granted) of the Common Stock with respect to which Incentive Stock Options granted are exercisable for the first time by the Participant during any calendar year (under all plans of the Participant's employer corporation and its parent and subsidiary corporations) shall not exceed $100,000. The provisions of this Section VIII(b) shall be construed and applied in accordance with Section 422(d) of the Code and the regulations, if any, promulgated thereunder. To the extent an award under this Section VIII exceeds this $100,000 limit, the portion of the award in excess of such limit shall be deemed a Non-statutory Stock Option.

         (c) Terms of Options. The term during which each Incentive Stock Option may be exercised shall be determined by the Committee, but in no event shall an Incentive Stock Option be exercisable in whole or in part more than ten (10) years from the Date of Grant. If at the time an Incentive Stock Option is granted to an employee, the employee owns Common Stock representing more than 10% of the total combined voting power of the Corporation (or, under Section 425(d) of the Code, is deemed to own Common Stock representing more than 10% of the total combined voting power of all such classes of Common Stock, by reason of the ownership of such classes of Common Stock, directly or indirectly, by or for any brother, sister, spouse, ancestor or lineal descendent of such employee, or by or for any corporation, partnership, estate or trust of which such employee is a stockholder, partner or beneficiary), the Incentive Stock Option granted to such employee shall not be exercisable after the expiration of five
(5) years from the Date of Grant. No Incentive Stock Option granted under this Plan is transferable except by will or the laws of descent and distribution and is exercisable in his lifetime only by the employee to whom it is granted.

         The Committee shall determine the date on which each Incentive Stock Option shall become exercisable and may provide that an Incentive Stock Option shall become exercisable in installments. The shares comprising each installment may be purchased in whole or in part at any





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time after such installment becomes purchasable, provided that the amount able to be first exercised in a given year is consistent with the terms of Section 422 of the Code. The Committee may, in its sole discretion, accelerate the time at which any Incentive Stock Option may be exercised in whole or in part, provided that it is consistent with the terms of Section 422 of the Code. Notwithstanding the above, in the event of a Change in Control, all Incentive Stock Options shall become immediately exercisable.

         (d) Termination of Employment. Upon the termination of a Participant's service for any reason other than Disability, Normal Retirement, Change in Control, death or Termination for Cause, the Participant's Incentive Stock Options shall be exercisable only as to those shares which were immediately purchasable by the Participant at the date of termination and only for a period of three (3) months following termination. In the event of Termination for Cause, all rights under the Participant's Incentive Stock Options shall expire upon termination.

         In the event of death or Disability of any employee, all Incentive Stock Options held by such Participant, whether or not exercisable at such time, shall be exercisable by the Participant or the Participant's legal representatives or beneficiaries for one (1) year following the date of the Participant's death or cessation of employment due to Disability. Upon termination of the Participant's service due to Normal Retirement, or a Change in Control, all Incentive Stock Options held by such Participant, whether or not exercisable at such time, shall be exercisable. for a period of one (1) year following the date of Participant's cessation of employment, provided however, that such Option shall not be eligible for treatment as an Incentive Stock Option in the event such Option is exercised more than three (3) months following the date of the Participant's Normal Retirement. In no event shall the exercise period extend beyond the expiration of the Incentive Stock Option term.

         (e) Compliance with Code. The Options granted under this Section VIII of the Plan are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, but the Corporation makes no warranty as to the qualification of any Option as an incentive stock option within the meaning of Section 422 of the Code.

IX.      GRANT OF LIMITED RIGHTS.

         Simultaneously with the grant of any Option, the Committee may grant a Limited Right with respect to all or some of the shares covered by such Option. Limited Rights granted under this Plan are subject to the following terms and conditions:

         (a) Terms of Right. In no event shall a Limited Right be exercisable in whole or in part before the expiration of six months from the Date of Grant of the Limited Right. A Limited Right may be exercised only in the event of a Change in Control.

         The Limited Right may be exercised only when the underlying option is eligible to be exercised, and only when the Fair Market Value of the underlying shares on the day of exercise is greater than the exercise price of the related Option.



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         Upon exercise of a Limited Right, the related Option shall cease to be exercisable. Upon exercise or termination of an Option, any related Limited Rights shall terminate. The Limited Rights may be for no more than 100% of the difference between the exercise price and the Fair Market Value of the Common Stock subject to the underlying Option. The Limited Right is transferable only when the underlying Option is transferable and under the same conditions.

         (b) Payment. Upon exercise of a Limited Right, the holder shall promptly receive from the Corporation an amount of cash equal to the difference between the Fair Market Value on the Date of Grant of the related Option and the Fair Market Value of the underlying shares on the date the Limited Right is exercised, multiplied by the number of shares with respect to which such Limited Right is being exercised.

         (c) Termination of Employment. Upon the termination of a Participant's service for any reason other than Termination for Cause, any Limited Rights held by the Participant shall then be exercisable for a period of one (1) year following termination. In the event of Termination for Cause, all Limited Rights held by the Participant shall expire immediately. Upon termination of the Participant's employment for reason of death, Normal Retirement or Disability, all Limited Rights held by such Participant shall be exercisable by the Participant or the Participant's legal representative or beneficiaries for a period of one (1) year from the date of such termination. In no event shall the period extend beyond the expiration of the term of the related option.

X.       SURRENDER OPTION.

         In the event of a Participant's termination of employment as a result of death, Disability or Normal Retirement, the Participant (or the Participant's personal representative(s), heir(s), or devisee(s)) may, in a form acceptable to the Committee, make application to surrender all or part of Options held by such Participant in exchange for a cash payment from the Corporation of an amount equal to the difference between the Fair Market Value of the Common Stock on the date of termination of employment and the exercise price per share of the Option on the Date of Grant. Whether the Committee accepts such application or determines to make payment, in whole or part, is within its absolute and sole discretion, it being expressly understood that the Committee is under no obligation to any Participant whatsoever to make such payments. In the event that the Committee accepts such application and the Corporation determines to make payment, such payment shall be in lieu of the exercise of the underlying Option and such Option shall cease to be exercisable.

XI.      RIGHTS OF A STOCKHOLDER: NONTRANSFERABILITY.

         No Participant shall have any rights as a stockholder with respect to any shares covered by a Non-statutory Stock Option and/or Incentive Stock Option until the date of issuance of a stock certificate for such shares. Nothing in this Plan or in any Award granted confers on any person any right to continue in the employ of the Corporation or its Affiliates or to continue to perform services for the Corporation or its Affiliates or interferes in any way with the right of the Corporation or its Affiliates to terminate a Participant's services as an officer or other employee at any time.


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         No Award under the Plan shall be transferable by a Participant other than by will or the laws of descent and distribution and may only be exercised during his lifetime by the Participant, or by a guardian or legal representative.

XII.     AGREEMENT WITH GRANTEES.

         Each Award of Options, and/or Limited Rights will be evidenced by a written agreement, executed by the Participant and the Corporation or its Affiliates which describes the conditions for receiving the Awards including the date of Award, the purchase price if any, applicable periods, and any other terms and conditions as may be required by the Board of Directors or applicable securities law.

XIII.    DESIGNATION OF BENEFICIARY.

         A Participant may, with the consent of the Committee, designate a person or persons to receive, in the event of death, any Option or Limited Rights Award to which the Participant would then be entitled. Such designation will be made upon forms supplied by and delivered to the Corporation and may be revoked in writing. If a Participant fails effectively to designate a beneficiary, then the Participant's estate will be deemed to be the beneficiary.

XIV.     DILUTION AND OTHER ADJUSTMENTS,

         In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, or other increase or decrease in such shares without receipt or payment of consideration by the Corporation, the Committee will make such adjustments to previously granted Awards, to prevent dilution or enlargement of the rights of the Participant, including any or all of the following:

         (a) adjustments in the aggregate number or kind of shares of Common Stock which may be awarded under the Plan;

         (b) adjustments in the aggregate number or kind of shares of Common Stock covered by Awards already made under the Plan;

         (c) adjustments in the purchase price of outstanding Incentive and/or Non-statutory Stock Options, or any Limited Rights attached to such Options.

         No such adjustments may, however, materially change the value of benefits available to a Participant under a previously granted Award.

XV.      TAX WITHHOLDING.

         There shall be deducted from each distribution of cash and/or Common Stock under the Plan the amount required by any governmental authority to be withheld for income tax purposes.



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XVI.     AMENDMENT OF THE PLAN.

         The Board of Directors may at any time, and from time to time, modify or amend the Plan in any respect; provided further that if it has been determined to continue to qualify the Plan under Rule 16b-3, stockholder approval shall be required far any such modification or amendment which;

         (a) increases the maximum number of shares for which Options may be granted under the Plan (subject, however, to the provisions of Section XIV hereof);

         (b) reduces the exercise price at which Awards may be granted (subject, however, to the provisions of Section XIV hereof);

         (c) extends the period during which Options may be granted or exercised beyond the times originally prescribed; or

         (d) changes the persons eligible to participate in the Plan.

         Failure to ratify or approve amendments or modifications to subsections
(a) through (d) of this Section by stockholders shall be effective only as to the specific amendment or modification requiring such ratification. Other provisions, sections, and subsections of this Plan will remain in full force and effect.

         No such termination, modification or amendment may affect the rights of a Participant under an outstanding Award.

XVII.    EFFECTIVE DATE OF PLAN.

         The Plan became effective upon adoption by the Board of Directors of FWB Bancorporation on April 8, 1994 (the "Effective Date"). The Plan was presented and approved by the stockholders of FWB Bancorporation for the purposes of: (i) obtaining favorable treatment under Section 16(b) of the Exchange Act; and (ii) satisfying one of the requirements of Section 422 of the Code governing the tax treatment for Incentive Stock Options.

XVIII.   TERMINATION OF THE PLAN.

         The right to grant Awards under the Plan will terminate upon the earlier of ten (10) years after the Effective Date of the Plan or the issuance of Common Stock or the exercise of Options or related Limited Rights equivalent to the maximum number of shares reserved under the Plan as set forth in Section
V. The Board of Directors has the right to suspend or terminate the Plan at any time, provided that no such action will, without the consent of a Participant, adversely affect his rights under a previously granted Award.

XIX.     APPLICABLE LAW.

         The Plan will be administered in accordance with the laws of the State of Delaware to the extent not preempted by Federal law.


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XX.      COMPLIANCE WITH SECTION 16.

         If this Plan is qualified under Rule 16b-3, with respect to persons subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provisions of the Plan or any actions by the Committee fail to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

         Adopted by the Board of Directors of FWB Bancorporation on May 12, 1994 and amended and restated by the Board of Directors of Century Bancshares, Inc. on March 15, 2001.



                                              CENTURY BANCSHARES, INC.


                                              /s/ JOSEPH S. BRACEWELL
                                              ----------------------------------
                                              Joseph S. Bracewell, Chairman of
                                              the Board, President, and
                                              Chief Executive Officer




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